Exhibit 99.1

For Immediate Release

United Therapeutics Corporation Announces $2 Billion Stock Repurchase Authorization and Enters into $1.5 Billion Accelerated Share Repurchase Program

Agreements for aggregate $1.5 billion Accelerated Share Repurchase (ASR) already executed, with an additional $500 million authorized within the next year

SILVER SPRING, M.D. and RESEARCH TRIANGLE PARK, N.C., March 9, 2026: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, announced today that the company’s Board of Directors has authorized a new stock repurchase program of up to $2 billion over the next year. In addition, the company entered into ASR agreements with Citibank, N.A. (Citi) today to implement an initial $1.5 billion ASR program. The remaining amount of up to $500 million will be available for additional repurchases in United Therapeutics’ discretion, over a one-year period.

“We are entering 2026 with considerable momentum and a high degree of confidence in the durability of our growth and cash-flow trajectory. With the underlying strength of our business and our conviction in the catalysts in front of us, we believe there is a clear disconnect between United Therapeutics’ fundamentals and valuation. As such, we view this stock repurchase authorization as a highly compelling and value-enhancing use of capital. Going forward, with our robust balance sheet, we believe we have sufficient capital to support our long-term objectives while we opportunistically return capital to shareholders,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics.

Under the terms of the ASR agreements with Citi, which comprise a $750 million uncollared agreement and a $750 million collared agreement, United Therapeutics will make an aggregate upfront payment of $1.5 billion on or around March 11, 2026 to Citi and United Therapeutics will receive an initial delivery of shares representing (i) approximately 70% of the total shares anticipated to be repurchased under the uncollared ASR agreement (Uncollared ASR); and (ii) approximately 50% of the total shares anticipated to be repurchased under the collared ASR agreement (Collared ASR), in each case, measured based on the closing stock price of UTHR common stock on March 9, 2026. United Therapeutics will also receive an additional delivery of shares under the Collared ASR, following the completion of an agreed-upon hedging period and the subsequent determination of the minimum and maximum share amounts to be repurchased under the Collared ASR, equal to the difference between such minimum share amount and the initial delivery of shares.

Uncollared ASR. The final number of shares that United Therapeutics will ultimately repurchase pursuant to the Uncollared ASR will be based on the average of the daily volume-weighted average price per share of UTHR common stock during the term of the Uncollared ASR, less a discount and subject to adjustments pursuant to the terms and conditions of the Uncollared ASR. The scheduled termination date of the Uncollared ASR agreement occurs during the second quarter of 2026.

Collared ASR. The final number of shares that United Therapeutics will ultimately repurchase pursuant to the Collared ASR will be determined based on the average of the daily volume-weighted average price per share of UTHR common stock during the term of the Collared ASR, less a discount and subject to a collar provision establishing the minimum and maximum numbers of shares to be repurchased, as well as other adjustments, pursuant to the terms and conditions of the Collared ASR. The scheduled termination date of the Collared ASR agreement occurs during the third quarter of 2026.

For Immediate Release

At final settlement of the ASR agreements, United Therapeutics may be entitled to receive additional shares of its common stock, or, in certain limited circumstances, be required to make a cash payment to Citi or, if United Therapeutics elects, deliver shares to Citi.

As noted above, following execution of the $1.5 billion ASR with Citi, there will be $500 million remaining in potential repurchase authorization by the United Therapeutics Board to be used over the next year. United Therapeutics assumes no obligation to use this additional authorization.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

United Therapeutics: Enabling Inspiration

Founded by CEO Martine Rothblatt to discover a cure for her daughter's life-threatening rare disease, pulmonary arterial hypertension, United Therapeutics transforms the treatment of rare diseases and pioneers alternatives to expand the supply of transplantable organs. From our innovative therapies to our groundbreaking manufactured organs, we are bold and unconventional. We move quickly from scientific theory to practical technologies that can save lives. As a public benefit corporation, even our legal structure reflects our commitments. We serve patients, act with integrity, create long-term shareholder value, and operate with sustainable practices that protect the future we are working to build. Visit us at www.unither.com and follow us on LinkedIn, Facebook, and Instagram.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, the durability of our growth and cash-flow trajectory; the strength of our business; the catalysts in front of us; the value-enhancing nature of our share repurchase; our expectation that we will maintain sufficient capital to support our long-term objectives while opportunistically returning capital to shareholders; the benefits of the share repurchase to shareholders; the number of shares to be repurchased under the ASR agreements; the timing and manner of the final settlement under the ASR agreements; the potential utilization of the remaining $500 million repurchase authorization from our Board of Directors; and our goals of expanding the supply of transplantable organs, developing practical technologies that can save lives, creating long-term shareholder value, and operating with sustainable practices. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language, and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of March 9, 2026, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

For Further Information Contact:

Investor Inquiries

https://ir.unither.com/contact-ir

Media Inquiries

communications@unither.com

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